EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Second Quarter 2019 Financial Results

Results for the Second Quarter of 2019:

  Net loss attributable to the company of $45.3 million, or $(1.13) per diluted share
  EBITDA of $(19.8) million
  Cash, cash equivalents and restricted cash of $233.9 million; availability under revolving credit agreements of $458.8 million at June 30, 2019
  Company signs letter of intent to move cattle feeding business off balance sheet

OMAHA, Neb., Aug. 05, 2019 (GLOBE NEWSWIRE) -- Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the second quarter of 2019. Net loss attributable to the company was $45.3 million, or $(1.13) per diluted share, for the second quarter of 2019 compared with net loss of $1.0 million, or $(0.02) per diluted share, for the same period in 2018. Revenues were $895.9 million for the second quarter of 2019 compared with $986.8 million for the same period last year.

“We continued to face a challenging ethanol margin environment compounded by a reduced run rate early in the quarter as we emerged from a first quarter production slowdown that impacted our financial performance,” commented Todd Becker, president and chief executive officer. “We believe that maintaining a strong balance sheet while continuing to reduce operating expenses through our Project 24 initiative, should give us the financial stability to withstand any elongated margin weakness the industry may face.”

Revenues attributable to the company were $1.5 billion for the six-month period ended June 30, 2019, compared with $2.0 billion for the same period in 2018. Net loss for the six-month period ended June 30, 2019, was $88.1 million, or $(2.19) per diluted share, compared with net loss of $25.1 million, or $(0.63) per diluted share, for the same period in 2018.

“Consistent with our message to shareholders earlier this year to move our cattle business off-balance sheet, we are pleased to announce that we have signed a letter of intent to sell a minimum of 50% ownership of our cattle subsidiary to a group of financial investors including pensions,” stated Becker. “Green Plains will receive approximately $75 million in exchange for 50% of its equity investment in the business, deconsolidating approximately $335 million of working capital debt and lowering our interest expense by approximately $17 million annually when the transaction closes, which we expect to be within the next 30 to 45 days.”

“Project 24 remains on course in lowering our operating expenses to an estimated 24 cents per gallon across our ethanol platform after the four main commodities that make up our gross margin,” said Becker. “Since the end of the second quarter, our plant operating expense per gallon is tracking to approximately 28 cents a gallon compared to 32 cents a gallon in 2018 and 36 cents during the first quarter driven partially by 2019’s slower run rates. Our stated goal of running at over 90% of our platform’s capability going forward is beneficial for our ownership in Green Plains Partners and is critical in hitting our lower operating expense goals. We anticipate having Project 24 completed by the end of the second quarter 2020.”

“Our financial strength is a result of the strategic steps we began back in May of 2018 with our Portfolio Optimization Plan,” added Becker. “In addition, we continue to work with interested parties on proving value and monetizing certain production assets. While our company and industry have been hit hard by government policy, geopolitics and oversupply, we are not waiting for the recovery to happen. We will continue to transition this platform to high protein animal feed production as a growing driver of more predictable and stable earnings, beginning with the completion of our high protein project in Shenandoah, Iowa in late 2019.”

“We believe our equity value is not representative of the long-term value of our assets as proven in our assets sales and continues to be validated in our optimization plan,” concluded Becker. “With that said, we continue to further develop our capital allocation plan to address this ongoing disparity.”

Second Quarter Highlights and Recent Developments

  On June 21, 2019, the company announced the completion of its offering of $105 million aggregate principal amount of 4.00% convertible senior notes due 2024. The notes were offered and sold in a private placement to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, by the initial purchasers of the notes. The company's net proceeds from the offering were approximately $101 million after deducting  commissions and offering expenses. The company used approximately $40 million of the net proceeds to repurchase approximately 3.2 million shares of common stock concurrently with the offering in privately negotiated transactions. The company also used approximately $57.8 million of the net proceeds to repurchase the outstanding $56.8 million outstanding principal amount of its 3.25% convertible senior notes due October 1, 2019, including accrued and unpaid interest, in privately negotiated transactions concurrently with this offering.

  On June 28, 2019, Green Plains Grain Company LLC entered into an amendment of its Credit Agreement with a group of lenders led by BNP Paribas. This Ninth Amendment to the Credit Agreement was completed to renew and extend the existing maturity date from July 26, 2019 to June 28, 2022. In addition to the extension of the maturity date, the amended Credit Agreement lowered the senior secured asset-based revolving credit facility from $125.0 million to $100.0 million.

  On July 19, 2019, the company closed on the issuance of the additional $10.0 million aggregate principal amount of the 4.00% notes (the “Option Notes”) to the initial purchasers. The Option Notes resulted in net proceeds to the company, after deducting commissions and offering expenses, of approximately $9.5 million. The company intends to use the additional proceeds for general corporate purposes. After the issuance of the Option Notes, total aggregate principal of the 4.00% notes was $115.0 million.

Results of Operations
Green Plains produced 224.0 million gallons of ethanol during the second quarter of 2019, compared with 296.3 million gallons for the same period in 2018. The consolidated ethanol crush margin was $(19.9) million, or $(0.09) per gallon, for the second quarter of 2019, compared with $25.6 million, or $0.09 per gallon, for the same period in 2018. The consolidated ethanol crush margin is the ethanol production segment’s operating income (loss) before depreciation and amortization, which includes corn oil, plus intercompany storage, transportation and other fees, net of related expenses.

Consolidated revenues of $895.9 million decreased $91.0 million for the three months ended June 30, 2019, compared with the same period in 2018, due primarily to the disposition of three ethanol plants and the sale of Fleischmann’s Vinegar during the fourth quarter of 2018, offset by increased cattle volumes sold due to the acquisition of two feed lots in the third quarter of 2018.

Operating loss for the three months ended June 30, 2019 was $39.4 million, compared with operating income of $11.8 million for the same period last year, primarily due to decreased margins on ethanol production as well as the disposition of Fleischmann’s Vinegar during the fourth quarter of 2018. Interest expense decreased $6.1 million to $16.0 million for the three months ended June 30, 2019 compared with the same period in 2018, primarily due to the repayment of the $500 million senior secured term loan during the fourth quarter of 2018. Income tax benefit was $14.7 million for the three months ended June 30, 2019 compared with $10.8 million for the same period in 2018.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of 2019 was $(19.8) million compared with $41.8 million for the same period last year.

Segment Information
The company reports the financial and operating performance for the following four operating segments: (1) ethanol production, which includes the production of ethanol, distillers grains and corn oil, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading for company-produced and third-party ethanol, distillers grains, corn oil, natural gas and other commodities, (3) food and ingredients, which includes cattle feeding and food-grade corn oil operations and included vinegar production until the sale of Fleischmann’s Vinegar Company, Inc. during the fourth quarter of 2018 and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment.

GREEN PLAINS INC.
SEGMENT OPERATIONS
(unaudited, in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Var.	2019	2018	% Var.
Revenues:
Ethanol production	$450,943	$593,475	(24.0)%	$721,776	$1,159,191	(37.7)%
Agribusiness and energy services	184,968	184,202	0.4	354,176	397,418	(10.9)
Food and ingredients	270,924	225,925	19.9	479,461	504,076	(4.9)
Partnership	20,825	25,840	(19.4)	41,912	51,725	(19.0)
Intersegment eliminations	(31,807)	(42,605)	(25.3)	(59,157)	(80,286)	(26.3)
	$895,853	$986,837	(9.2)%	$1,538,168	$2,032,124	(24.3)%
Gross margin:
Ethanol production	$(32,409)	$11,862	* %	$(55,063)	$13,019	* %
Agribusiness and energy services	8,754	19,028	(54.0)	18,336	30,532	(39.9)
Food and ingredients	11,018	19,485	(43.5)	13,482	37,871	(64.4)
Partnership	20,825	25,840	(19.4)	41,912	51,725	(19.0)
Intersegment eliminations	(592)	(3)	*	(4,331)	17	*
	$7,596	$76,212	(90.0)%	$14,336	$133,164	(89.2)%
Depreciation and amortization:
Ethanol production	$15,437	$20,559	(24.9)%	$30,777	$40,995	(24.9)%
Agribusiness and energy services	552	618	(10.7)	1,101	1,248	(11.8)
Food and ingredients	1,583	3,444	(54.0)	3,194	6,848	(53.4)
Partnership	771	1,105	(30.2)	1,756	2,286	(23.2)
Corporate activities	751	1,097	(31.5)	1,501	1,920	(21.8)
	$19,094	$26,823	(28.8)%	$38,329	$53,297	(28.1)%
Operating income (loss):
Ethanol production	$(53,885)	$(17,214)	(213.0)%	$(98,077)	$(44,743)	(119.2)%
Agribusiness and energy services	4,341	12,166	(64.3)	9,645	19,230	(49.8)
Food and ingredients	7,260	12,981	(44.1)	5,828	25,566	(77.2)
Partnership	13,156	16,129	(18.4)	25,707	31,489	(18.4)
Intersegment eliminations	(528)	144	*	(4,205)	212	*
Corporate activities	(9,724)	(12,441)	21.8	(18,283)	(23,914)	23.5
	$(39,380)	$11,765	* %	$(79,385)	$7,840	* %
EBITDA:
Ethanol production	$(38,737)	$3,362	* %	$(67,240)	$(3,733)	* %
Agribusiness and energy services	4,899	12,796	(61.7)	10,761	20,498	(47.5)
Food and ingredients	8,906	19,044	(53.2)	9,163	35,041	(73.9)
Partnership	14,017	17,138	(18.2)	27,788	33,761	(17.7)
Intersegment eliminations	(528)	144	*	(4,205)	212	*
Corporate activities	(8,326)	(10,642)	21.8	(14,705)	(20,817)	29.4
	$(19,769)	$41,842	* %	$(38,438)	$64,962	* %
* Percentage variance not considered meaningful.

GREEN PLAINS INC.
SELECTED OPERATING DATA
(unaudited, in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Var.	2019	2018	% Var.
Ethanol production
Ethanol sold (gallons)	224,023	296,282	(24.4)%	379,063	576,692	(34.3)%
Distillers grains sold (equivalent dried tons)	586	739	(20.7)	984	1,468	(33.0)
Corn oil sold (pounds)	53,040	75,556	(29.8)	88,023	144,690	(39.2)
Corn consumed (bushels)	77,963	103,147	(24.4)	132,004	200,430	(34.1)

Agribusiness and energy services
Domestic ethanol sold (gallons)	255,149	284,170	(10.2)	394,648	595,360	(33.7)
Export ethanol sold (gallons)	74,843	65,720	13.9	162,431	138,819	17.0
	329,992	349,890	(5.7)	557,079	734,179	(24.1)
Food and ingredients
Cattle sold (head)	164	118	39.0	291	255	14.1

Partnership
Storage and throughput (gallons)	225,140	314,337	(28.4)	380,832	612,610	(37.8)

GREEN PLAINS INC.
CONSOLIDATED CRUSH MARGIN
(unaudited, in thousands except per gallon amounts)

	Three Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018

			($ per gallon produced)

Ethanol production operating loss	$(53,885)	$(17,214)	$(0.24)	$(0.05)
Depreciation and amortization	15,437	20,559	0.07	0.07
Total ethanol production	(38,448)	3,345	(0.17)	0.02

Intercompany fees, net:
Storage and logistics (partnership)	12,920	15,880	0.06	0.05
Marketing and agribusiness fees (agribusiness and energy services)	5,583	6,363	0.02	0.02
Consolidated ethanol crush margin	$(19,945)	$25,588	$(0.09)	$0.09

Liquidity and Capital Resources
On June 30, 2019, Green Plains had $233.9 million in total cash, cash equivalents and restricted cash, and $458.8 million available under committed revolving credit agreements, some of which are subject to restrictions and other lending conditions. Total debt outstanding at June 30, 2019, was $895.6 million, including $523.5 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and food and ingredients segments and $140.3 million of debt related to Green Plains Partners.

Conference Call Information
On August 6, 2019, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2019 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 877.711.2374 and 281.542.4862, respectively, and referencing conference ID 9954358. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

Non-GAAP Financial Measures
Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, segment EBITDA and consolidated ethanol crush margins to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to corn processing, grain handling and storage, cattle feeding, and commodity marketing and logistics services. The company is one of the leading corn processors in the world and, through its adjacent businesses, is focused on the production of high-protein feed ingredients and export growth opportunities. Green Plains owns a 49.1% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP
Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation, including changes to tax laws; risks related to closing and achieving anticipated results from acquisitions and disposals. Other factors can include risks associated with the Green Plains’ ability to successfully complete the sale of assets related to the company’s announced portfolio optimization plan or achieve anticipated savings from the opex equalization plan and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$193,280	$251,683
Restricted cash	40,628	66,512
Accounts receivable, net	108,700	100,361
Income tax receivable	12,879	12,418
Inventories	658,506	734,883
Other current assets	72,195	40,785
Total current assets	1,086,188	1,206,642
Property and equipment, net	872,154	886,576
Operating lease right-of-use assets	58,092	-
Other assets	124,293	123,214
Total assets	$2,140,727	$2,216,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$105,802	$156,901
Accrued and other liabilities	59,863	58,973
Derivative financial instruments	9,670	24,776
Current operating lease liabilities	16,667	-
Short-term notes payable and other borrowings	523,529	538,243
Current maturities of long-term debt	1,225	54,807
Total current liabilities	716,756	833,700
Long-term debt	370,880	298,190
Deferred income taxes	5,478	10,123
Long-term operating lease liabilities	44,108	-
Other liabilities	8,931	11,430
Total liabilities	1,146,153	1,153,443

Stockholders' equity
Total Green Plains stockholders' equity	879,129	946,819
Noncontrolling interests	115,445	116,170
Total liabilities and stockholders' equity	$2,140,727	$2,216,432

GREEN PLAINS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Var.	2019	2018	% Var.
Revenues
Product	$894,161	$985,217	(9.2)%	$1,534,171	$2,028,876	(24.4)%
Services	1,692	1,620	4.4	3,997	3,248	23.1
Total revenues	895,853	986,837	(9.2)	1,538,168	2,032,124	(24.3)
Costs and expenses
Cost of goods sold (excluding depreciation and amortization expenses reflected below)	888,257	910,625	(2.5)	1,523,832	1,898,960	(19.8)
Operations and maintenance	6,234	7,893	(21.0)	13,098	16,293	(19.6)
Selling, general and administrative	21,648	29,731	(27.2)	42,294	55,734	(24.1)
Depreciation and amortization	19,094	26,823	(28.8)	38,329	53,297	(28.1)
Total costs and expenses	935,233	975,072	(4.1)	1,617,553	2,024,284	(20.1)
Operating income (loss)	(39,380)	11,765	*	(79,385)	7,840	*
Other income (expense)
Interest income	923	709	30.2	2,186	1,346	62.4
Interest expense	(15,969)	(22,021)	27.5	(30,396)	(44,149)	31.2
Other, net	(406)	2,545	*	432	2,479	(82.6)
Total other expense	(15,452)	(18,767)	(17.7)	(27,778)	(40,324)	(31.1)
Loss before income taxes	(54,832)	(7,002)	*	(107,163)	(32,484)	(229.9)
Income tax benefit	14,653	10,753	36.3	29,113	16,780	73.5
Net income (loss)	(40,179)	3,751	*	(78,050)	(15,704)	*
Net income attributable to noncontrolling interest	5,163	4,745	8.8	10,091	9,407	7.3
Net loss attributable to Green Plains	$(45,342)	$(994)	* %	$(88,141)	$(25,111)	* %

Earnings per share:
Net loss attributable to Green Plains - basic	$(1.13)	$(0.02)		$(2.19)	$(0.63)
Net loss attributable to Green Plains - diluted	$(1.13)	$(0.02)		$(2.19)	$(0.63)

Weighted average shares outstanding:
Basic	40,081	40,194		40,200	40,168
Diluted	40,081	40,194		40,200	40,168

* Percentage variance not considered meaningful.

GREEN PLAINS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(78,050)	$(15,704)
Noncash operating adjustments:
Depreciation and amortization	38,329	53,297
Deferred income taxes	(27,543)	(23,061)
Other	16,552	10,565
Net change in working capital	18,503	20,762
Net cash provided by (used in) operating activities	(32,209)	45,859

Cash flows from investing activities:
Purchases of property and equipment, net	(23,467)	(14,640)
Proceeds from the sale of assets, net	3,155	-
Acquisition of businesses, net of cash acquired	-	(1,629)
Investments in unconsolidated subsidiaries	-	(2,253)
Other investing activities	-	7,500
Net cash used in investing activities	(20,312)	(11,022)

Cash flows from financing activities:
Net proceeds - long-term debt	102,575	(1,070)
Net proceeds (payments) - short-term borrowings	(73,492)	(69,066)
Payment for repurchase of common stock	(39,870)	-
Other	(20,979)	(26,065)
Net cash used in financing activities	(31,766)	(96,201)

Net change in cash, cash equivalents and restricted cash	(84,287)	(61,364)
Cash, cash equivalents and restricted cash, beginning of period	318,195	312,360
Cash, cash equivalents and restricted cash, end of period	$233,908	$250,996

	Six Months Ended June 30,
	2019	2018

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$193,280	$235,133
Restricted cash	40,628	15,863
Total cash, cash equivalents and restricted cash	$233,908	$250,996

GREEN PLAINS INC.
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$(40,179)	$3,751	$(78,050)	$(15,704)
Interest expense	15,969	22,021	30,396	44,149
Income tax benefit	(14,653)	(10,753)	(29,113)	(16,780)
Depreciation and amortization (1)	19,094	26,823	38,329	53,297
EBITDA	$(19,769)	$41,842	$(38,438)	$64,962

(1) Excludes amortization of operating lease right-of-use assets and amortization of debt issuance costs.

Contact: Jim Stark | Executive Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com